Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of EVe Mobility Acquisition Corp (the “Company”) on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated May 7 2021, except for Note 8 as to which the date is October 1, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of EVe Mobility Acquisition Corp as of April 7, 2021 and for the period from March 23, 2021 (inception) through April 7, 2021, which report appears in the Registration Statement on Form S-1, as filed (File No. 333-261053) of EVe Mobility Acquisition Corp.

/s/ Marcum llp

Marcum llp

New York, NY

December 14, 2021